Exhibit 99.2

TO:	All Associates
FROM:	Bob Higgins, Chairman & CEO
RE:	Message and Press Release
DATE:	November 9, 2007

I am pleased to announce my intent to acquire the outstanding shares of Trans World. This process is sometimes referred to as “going private”, which will enable us to carry out our strategic initiatives for the long term benefit of the company without the short term scrutiny of the public markets. It would be premature to provide additional information beyond what is in the attached press release. Everyone should proceed with "business as usual." The Company is backed by an excellent management team and associates with deep experience and we expect to continue to grow the Company, as well as to provide excellent opportunities and benefits for all of our associates. We do not anticipate any changes in the management, business, or operations as a result of this transaction, as I mentioned already “business as usual”. We will continue to keep you apprised of the status of this transaction and provide you with additional information as the process moves forward.

Bob Higgins
Chairman & CEO